Exhibit 8.1

CHAPMAN AND CUTLER LLP
595 Market Street
San Francisco, CA 94105
(415) 541-0500

September 21, 2004

Redwood Trust, Inc.
One Belvedere Place, Ste. 300
Mill Valley, CA 94941

Re:	Redwood Trust, Inc. — Public Offering
of 1,000,000 Shares of Common Stock

     Ladies and Gentlemen:

     We have acted as special tax counsel to Redwood Trust, Inc., a Maryland corporation (the “Company”), in connection with its agreement made on September 21, 2004 to offer and sell an aggregate of up to 1,150,000 shares (the “Offering”) of its common stock, par value of $0.01 per share (the “Common Stock”).

     In connection with the Offering, we have assisted in the preparation of the tax disclosure for the Company’s Universal Shelf Registration Statement on Form S-3 (Registration Statement No. 333-25643), including a prospectus (such prospectus dated May 13, 2004, as amended from time to time, the “Base Prospectus”), relating to, among other securities, the Common Stock, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Act”) on April 22, 1997 and declared effective by the Securities and Exchange Commission on July 22, 1997, and Post-Effective Amendment No. 1 to such Registration Statement, filed with the Securities and Exchange Commission under the Act on March 2, 2001 and declared effective on March 12, 2001 (together with all exhibits thereto, the “Registration Statement”), and the Prospectus Supplement, dated September 21, 2004 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). In formulating our opinions, we have reviewed (i) the Registration Statement and the Prospectus, (ii) the Articles of Amendment and Restatement of the Company, as amended and supplemented to date, (iii) the Bylaws of the Company, as amended to date and (iv) such resolutions, certificates, records, and other documents provided by the Company and RWT Holdings, Inc. as we have deemed necessary or appropriate as a basis for the opinions set forth below. In addition, the Company has provided us with a certificate (the “Officer’s Certificate”), executed by a duly appointed and

Redwood Trust, Inc.
September 21, 2004

knowledgeable officer of the Company, and upon which we have relied, setting forth certain representations relating to various factual and other matters, including the prior, current and future methods of operation of the Company, RWT Holdings, Inc., and their subsidiaries. We have also reviewed the opinion of Venable LLP, dated the date hereof, with respect to certain matters of Maryland and Delaware law, among others.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

     In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, our opinions are based on the correctness of the following specific assumptions: (i) each of the Company, RWT Holdings, Inc., and their subsidiaries have been and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Registration Statement, the Base Prospectus, the Prospectus Supplement and the other relevant documents referred to above and (ii) there have been no changes in the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the “Code"), the regulations promulgated thereunder by the Treasury Department (the “Treasury Regulations"), and the interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, all as they exist on the date of this letter. With respect to these assumptions, it should be noted that (x) in the case of the former assumption, certain of the representations made by the Company are highly factual in nature and reflect an intention with respect to the future conduct of the business of the Company, RWT Holdings, Inc., and their subsidiaries which may not be achievable if there are future changes in circumstances and (y) in the case of the latter assumptions, statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material inaccuracy in the Company’s statements or change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

Redwood Trust, Inc.
September 21, 2004

     Based on the foregoing, we are of the opinion that:

     1.      The Company has been organized and operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code since the commencement of its operations on August 19, 1994 through June 30, 2004, the date of the most recent unaudited financial statements and management reports of the Company reviewed by us, and the Company’s current and contemplated methods of operation, as described in the Registration Statement, the Base Prospectus, and the Prospectus Supplement, and as represented to us by the Company, will enable it to continue to so qualify.

     2.      Although the discussions set forth under (i) the caption “Federal Income Tax Considerations” in both the Base Prospectus and in the Prospectus Supplement and (ii) the captions “Risk Factors—Risks Related To Our Company Structure—Failure to qualify as a REIT would adversely affect our operations and ability to make distributions” and “Risk Factors—Risks Related To Our Company Structure—Maintaining REIT status may reduce our flexibility; Changes in tax rules could adversely affect REITs” in the Prospectus Supplement, do not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Common Stock, such discussions, taken together, constitute an accurate summary of the United States federal income tax considerations that are likely to be material to a purchaser of the Common Stock.

     Other than as expressly stated above, we express no opinion on any issue relating to the Company, RWT Holdings, Inc., or their subsidiaries or to any investment therein or under any other law.

     We are furnishing this opinion to you solely in connection with the Offering and it is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

     We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the Offering. We also consent to the references to Chapman and Cutler LLP under the captions “Risk Factors”, "Federal Income Tax Consequences” and “Legal Matters” in the Prospectus. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Chapman and Cutler LLP